UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 22, 2015

HORIZON LINES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-32627	74-3123672
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2550 West Tyvola Road, Suite 530, Coliseum 3

Charlotte, North Carolina 28217

(Address of Principal Executive Offices, including Zip Code)

(704) 973-7000

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

Third Amendment to Credit Agreement

On April 22, 2015, Horizon Lines, Inc. (the “Company”), as parent, and Horizon Lines, LLC, as borrower (together with the Company, “Horizon Lines”), entered into that certain Third Amendment to Credit Agreement (the “Amendment”) with Wells Fargo Capital Finance, LLC, as administrative agent for the lenders, and as lender, to amend certain provisions of that certain Credit Agreement dated as of October 5, 2011 (as amended, restated, amended and restated, supplemented or otherwise modified, the “ABL Facility”).

The Amendment amended the ABL Facility to reduce the maximum size of the facility from $100.0 million to $80.0 million. Horizon Lines’ accounts receivable balances have decreased due to the closing of its Puerto Rico operations. The decrease has resulted in a reduction in the maximum forecasted borrowing base below $80.0 million. The reduction in the facility size is expected to reduce Horizon Lines’ fees on unused ABL Facility commitments by approximately $0.1 million per year. In addition to this fee reduction, the Amendment relaxes the condition that triggers testing the minimum fixed charge coverage ratio from a minimum excess availability of $12.5 million to $10.0 million and the condition that triggers weekly borrowing base reporting from $14.0 million to $12.0 million. The Amendment also reduces the letter of credit sub-limit from $30.0 million to $20.0 million.

The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the form of the Amendment, which is filed as an exhibit hereto and is incorporated by reference herein.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

10.1	Third Amendment to Credit Agreement, dated as of April 22, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HORIZON LINES, INC.

Date: April 28, 2015	By:	/s/ Michael T. Avara
		Name:	Michael T. Avara
		Title:	Executive Vice President and Chief Financial Officer

Exhibit Index

10.1	Third Amendment to Credit Agreement, dated as of April 22, 2015.